SERVICE AGREEMENT

This Service Agreement (the “Agreement”), dated as of the 3rd day of June, 2013, is made by and among The Guardian Insurance & Annuity Company, Inc. (“Company”) and Van Eck Securities Corporation (the “Distributor”);

WHEREAS, Distributor is the distributor of the shares of each of the investment companies (each a “Fund”) set forth on Exhibit A, which may be amended from time to time; and

WHEREAS, Company provides administrative services to the owners of certain variable annuity and variable life insurance contracts (the “Contracts”) issued by Company through certain of Company’s accounts (the “Variable Accounts”} set forth on Exhibit B; and

WHEREAS, the Funds will be included as underlying mutual fund options for the Contracts issued by Company through the Variable Accounts pursuant to a Fund Participation Agreement previously entered into by the Distributor, on behalf of the Funds, and Company; and

WHEREAS, the Distributor recognizes substantial savings of administrative expenses as a result of Company performing certain administrative services (the “Services”) on behalf of the Funds; and

NOW, THEREFORE, the Funds will be available for purchase and sale by Variable Accounts, subject to the following conditions:

1. Company agrees to provide services for the contract owners of the Variable Accounts who choose the Funds as underlying investment options in the contracts. Such services will include those described on Exhibit C.

2. Company shall not bear any of the expenses for the cost of registration of the Funds’ shares, preparation of the Funds’ prospectuses, proxy materials, and reports, and the preparation of other related statements and notices required by law, except as otherwise agreed upon by the parties to this Agreement.

3. In consideration for the services to be provided by Company to the Contract owners pursuant to this Agreement, the Distributor will calculate and pay, or cause one of its affiliates to pay, and Company will be entitled to receive from the Distributor a fee at an annualized rate equal to 0.20% for the S Class (“Service Fee”) of the average aggregate amount invested in the Funds under the Contracts issued by the Variable Accounts for the applicable period. The average aggregate amount shall be computed by totaling the aggregate investment (net asset value multiplied by total number of Fund shares held in the Variable Accounts) on each calendar day during the period and dividing by the total number of calendar days during the period.

4. If in the good faith opinion of the Distributor or the Funds, based upon an opinion of counsel reasonably acceptable to Company, it is determined that payments under this Agreement are, will be in contravention or violation of any law, rule, regulation, court decision or order, out-of-court settlement of actual or threatened litigation or enforcement position of any regulatory body having jurisdiction over the

Distributor or the Funds or their affiliates (taken together, “Change in Law”), the Service Fee shall be adjusted accordingly to conform to such Change in Law on terms and conditions deemed fair and equitable by the Distributor or the Funds, as the case may be.

5. The Service Fees will be paid to Company by electronic funds transfer as soon as practicable, but no later than 30 days after the end of the period in which they were earned . If the assets held in the Variable Accounts are less than $1 billion as of December 31 of the prior calendar year, the Service Fees for the following year will be paid on a quarterly basis; if the assets held in the Variable Accounts are greater than $1 billion as of December 31 of the prior calendar year, the Service Fees for the following year will be paid on a monthly basis. The Service Fee payment will be accompanied or preceded by a statement showing the calculation of the amounts being paid by the Distributor for the relevant period and such other supporting data as may be reasonably requested by Company.

6. The Service Fee shall be paid by the Distributor from general operating funds.

7. The parties agree that a Service Fee will be paid to Company according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts except in the event Company terminates this Agreement , unless payment is prohibited by a Change in Law. This provision will survive the termination of this Agreement and the termination of the Distributor’s Fund Participation Agreements with Company.

8. Company and Distributor agree that the Service Fees described in the Agreement are for administrative services only and do not constitute payment in any manner for investment advisory services or for the cost of distribution of the Funds or the Contracts.

9. This Agreement may be terminated by Company at any time upon written notice to the Distributor and by Distributor upon at least 30 days’ written notice to Company. In addition , Distributor may terminate this Agreement immediately upon written notice to Company (1) if required by any applicable law or regulation, (2) if so required by action of the Board, (3) If Company engages in any material breach of this Agreement or (4) if Company or any other Company affiliates engages in conduct which would constitute a material breach of this Agreement were Company or the affiliate a party to this Agreement. This Agreement will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Fund’s inclusion as an investment option in the Variable Account and in such event no notice is required under this Agreement.

10. Each notice required by this Agreement shall be given by wire and confirmed in writing to:

If to Company:

The Guardian Insurance & Annuity

Company, Inc. 7 Hanover Square , H-23G

New York , New York 10004

Attention: Equity Counsel

If to Distributor:

Van Eck Securities

Corporation 335 Madison

Avenue

New York, New York 10017

11. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of New York. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith .

12. This Agreement and any Exhibits attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all differing terms of prior agreements, arrangements and understandings, written or oral, among the parties.

13. Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above:

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Douglas Dubitsky

Name:	Douglas Dubitsky
Title:	VP

VAN ECK SECURITIES CORPORATION

By:	/s/ Bruce J.Smith

Name:	Bruce J.Smith
Title:	Senior Vice President & CFO

EXHIBIT A

TO SERVICE AGREEMENT

Name of Fund

Van Eck VIP Emerging Markets Fund

•	Van Eck VIP Unconstrained Emerging Markets

Bond Fund Van Eck VIP Global Hard Assets Fund

Van Eck VIP Multi-Manager Alternatives Fund

•	Van Eck VIP Global Gold Fund

EXHIBIT B

TO SERVICE AGREEMENT

Name of Variable Account/Contracts

Note: Product share classes refer to Guardian’s products and not to Van Eck VlP Trust share classes.

Guardian Investor ProFreedom Variable Annuity5M (8 Share)

Guardian Investor ProFreedom Variable Annuity5M (C Share)

Guardian Investor ProStrategies Variable AnnuitySM (I Share)

EXHIBIT C

TO SERVICE AGREEMENT

Services Provided by Company

Pursuant to the Agreement, Company shall perform all administrative and shareholder services with respect to the contracts, including but not limited to, the following:

1.

Maintaining separate records for each contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners. Company will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of Company (or its nominee) as the record owner of shares owned by contract owners.

2.	Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.

Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by contract owners.

4.	Supporting and responding to service inquiries from contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the services for contract owners.

6.	Generating written confirmations and quarterly statements to contract owners.

7.

Printing and distributing to contract owners, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.

9.	Federal and state income tax withholding and reporting.

10.	Providing such other assistance and services as may reasonably be requested by the Funds.

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

The Guardian Insurance & Annuity Company, Inc. (the “Company”), the VAN ECK VIP TRUST, (the “Fund”), and VAN ECK SECURITIES CORPORATION (the “Underwriter”), and VAN ECK ASSOCIATES CORPORATION (the “Adviser”) entered into a certain participation agreement dated 2-1-2021 (the “Participation Agreement”), as may be amended. This Amendment (the “Amendment”) to the Participation Agreement is entered into as of 2-1- 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter and the Adviser (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Participation Agreement (defined above).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

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WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a). Fund Documents. The Fund (and Underwriter) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b). Deadline for Providing, and Currentness of, Fund Documents.

(i). The Fund and the Underwriter shall provide or make available the Summary_ Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company ( or its designee) no later than 3 business days before the effective date of the Statutory Prospectus (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii). The Fund and the Underwriter shall provide or make available the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 3 business days before the date each time that the Shareholder Reports and Portfolio Holdings are required to be posted by Rule 30e-3.

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(c). Format of Fund Documents. The Fund and the Underwriter shall provide or make available the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d). Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and Underwriter fulfill their obligations under this Amendment.

(e). Use of Summary Prospectuses.

(i). The Company shall ensure that an Initial Summary Prospectus is in use for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii). The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(iii). Notwithstanding the above, the Company is not required to file an Initial Summary Prospectus, Update Summary Prospectus or Notice Document and has up to May 1, 2022 to be in full compliance with Rule 498A.

(f). Website Hosting and Notice Fee (Expense Allocation).

The Fund and the Underwriter shall bear their documented and proportional cost of (i) posting and maintaining the Fund Documents on the website hosted by the Company and (ii) preparing and mailing notices as required by paragraph (c) of Rule 30e-3 of the availability of certain Fund Documents to Contract Owners. The Fund’s proportional cost is equal to the quotient of (a) divided by (b) multiplied by (c) where (a) is the total hosting and mailing expenses incurred by Company for all funds offered in its Accounts, (b) is the total number of funds available across the Company’s Accounts and (c) is the number of funds available across the Company’s Accounts that are part of the Fund’s family. The Fund and/or the Underwriter shall pay the Website Hosting and Notice Fee to the Company within 15 business days after the end of the calendar quarter. From time to time, the Parties shall review the Website Hosting and Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs of posting and maintaining the

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Fund’s Required Materials on the website hosted by the Company and preparing and mailing notices of the availability of the Fund’s Reports to Contract Owners. The Parties agree to negotiate in good faith any change to the Website Hosting and Notice Fee proposed by a Party in good faith.

2.

Content of Fund Documents. The Fund and the Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a). Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

(c). Nothing herein shall be read to create a separate cause of action in favor of a Contract Owner nor is a Contract Owner considered a third-party beneficiary under this Amendment.

3.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(b). If requested by the Company, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the documented and reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c). The Fund and/or the Underwriter shall reimburse the Company for the documented and reasonable costs of mailing the Fund Documents to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting and Notice Fee specified above.

4.

Company Documentation. The Company shall provide to the Fund/Underwriter, upon the reasonable request of the Fund/Underwriter, documentation of the costs required of the Fund/Underwriter as identified in Sections 1 and 3.

5.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

(a). the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6) ; and

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(b). the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4,and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c). the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

6.	Construction of this Amendment; Participation Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b). To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

7.	Termination. This Amendment shall terminate upon the earlier of:

(a).	termination of the Participation Agreement; or

(b).	60 days written notice from any Party to the other Parties.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC., on behalf of itself and each Separate Account

By:	/s/ N. Ethirveerasingam

Print Name: N. Ethirveerasingam
Title: 2nd Vice President

The Fund:

VAN ECK VIP TRUST

By:	/s/ Laura Hamilton

Print Name: Laura Hamilton
Title: Vice President

The Underwriter:

VAN ECK SECURITIES CORPORATION

By:	/s/ Laura Hamilton

Print Name: Laura Hamilton
Title: Assistant Vice President

The Adviser:

VAN ECK ASSOCIATES CORPORATION

By:	/s/ Lee Rappaport

Print Name: Lee Rappaport
Title: VP and CFO

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